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                                   SECURED
                               PROMISSORY NOTE


$2,000,000
February 2, 1999                                          San Diego, California



     FOR VALUE RECEIVED, the undersigned, Kenneth F. Potashner, an individual, ("Maker") hereby promises to pay to the order of Maxwell Technologies, Inc., a Delaware corporation, ("Holder") at its offices located at 9275 Sky Park Court, Suite 400, San Diego, California 92123, or such other place as Holder may designate in writing from time to time, the principal sum of Two Million Dollars ($2,000,000) plus accrued interest, on the terms and conditions of this Promissory Note ("Note").

     The entire principal and interest of this Note shall be due and payable in whole on the second anniversary of the date hereof. Interest shall accrue under this Note at the rate of 5.0% per annum. Any principal or interest not paid when due shall bear a default rate of interest at the maximum rate permitted by applicable law.

     Payment of the principal and interest due under this Note is secured by a pledge by Maker of shares of common stock of Holder pursuant to that certain Stock Pledge Agreement of even date herewith ("Pledge Agreement").

     In the event of default of Maker in the timely payment of any amount hereunder or the occurrence of an Event of Default as defined in the Pledge Agreement, the entire unpaid balance under this Note shall be immediately due and payable, together with costs of collection, including, but not limited to, reasonable attorneys' fees, costs, expenses, or losses and interest; and diligence in taking any action to collect any sums owing under this Note. Maker further agrees that, in the event of Maker's termination of employment with Holder and all its subsidiaries and affiliates at a time when amounts hereunder are due and payable, the amount of any balance due hereunder may, at the option of Holder, be withheld from any sums otherwise payable to Maker as a result of such employment or the termination thereof, and such withheld amount shall be applied to the payment of said balance.

     The Maker shall be permitted to prepay, without penalty or charge, all or any portion of the amount due under this Note.

     This Note is made in the State of California, U.S.A. and it is mutually agreed that California law shall apply to the interpretation of the terms and conditions of this Note.

     IN WITNESS WHEREOF, this Note is executed the above date first written.



                                       /s/ Kenneth F. Potashner
                                       ------------------------
                                       Kenneth F. Potashner